UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2005

REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices and Zip Code)

(415) 389-7373
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01 Entry into a Material Definitive Agreement.

     Effective June 1, 2005, Redwood Trust, Inc. (the “Company”) entered into an Employment Agreement, referred to herein as the Agreement, with Martin S. Hughes, referred to herein as the Executive.

     Pursuant to the Agreement, the Executive will serve as a Vice President of the Company, having such duties and responsibilities as determined from time to time in accordance with the Agreement. The Executive reports to the Chief Executive Officer and the President of the Company. The Agreement provides for an initial term ending December 31, 2007, subject to automatic extension annually thereafter until the Executive reaches age 65, unless either party provides prior written notice pursuant to the Agreement that it does not wish to extend the term. The Agreement provides for an annual base salary of $267,000 and a target annual bonus of 75% of the annual base salary.

     The Executive’s annual bonus, if any, will be determined in the discretion of the Board of Directors of the Company. Under the Agreement, the Executive will be eligible to receive grants of stock options, restricted stock, or other equity-based long-term incentive awards and will be entitled to participate in all benefit plans available to senior executive employees of the Company. The Company will reimburse the Executive for any and all necessary, customary, and usual expenses incurred by the Executive on behalf of the Company. The Agreement provides that the Executive will receive his base salary and prorated annual incentive compensation to the date of termination of the Executive’s employment by reason of death or disability. All outstanding stock options and equity-related awards granted to the Executive will immediately vest upon either death or disability. In the event of a termination of employment for Cause (as defined in the Agreement), the Executive will receive only base compensation to the date of such termination.

     The Agreement also provides for the Executive to receive severance payments in the event that the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason (as defined in the Agreement), including the occurrence of either such type of termination following a Change of Control (as such term is defined in Section 2(f) of the Redwood Trust, Inc. Executive Deferred Compensation Plan) of the Company. The severance payments would be in addition to payment of the Executive’s annual base salary and prorated annual incentive compensation to the date of termination of the Executive’s employment and would be an aggregate amount equal to 100% of the Executive’s combined annual base salary and target annual bonus, each as in effect immediately prior to termination of employment. All outstanding stock options and equity-related awards granted to the Executive will immediately vest upon either such type of termination. In addition, the Executive will receive the sum of dividend equivalent rights that would have been payable over the one-year period following termination of employment under the provisions of the stock option grant agreements, unless the grant agreements for such stock options provide a different formula for the dividend equivalent right payments. The Executive is entitled to payment of an excise tax gross-up if there are excise taxes payable by the Executive on the value of severance benefits related to a change of control. All severance benefits under the Agreement require the Executive to execute a release agreement.

     In the event of a Change of Control in which the surviving or acquiring corporation does not assume outstanding stock options and equity-related awards or substitute similar options and equity-related awards, the Executive’s outstanding options and equity-related awards will immediately vest and become exercisable if the Executive’s service with the Company has not terminated prior to the effective date of the Change of Control; provided, however, that such acceleration of vesting will only occur if the Company is not the surviving corporation or shares of the Company’s common stock are converted into or exchanged for other securities or cash.

     The foregoing description of the terms of the Agreement is only a summary and is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 10.1 to this report and incorporated by reference herein.

     In connection with the Executive’s employment as Vice President of the Company, effective June 1, 2005, the Company and the Executive entered into the Company’s standard form of indemnification agreement for officers of the Company, which generally requires the Company to indemnify and to advance expenses to the Executive to the maximum extent that Maryland law permits a Maryland corporation to indemnify and to advance expenses to an officer of the corporation. A copy of the form of indemnification agreement for officers has been previously filed by the Company with the Securities and Exchange Commission.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of June 1, 2005, by and between Martin S. Hughes and the Company

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 6, 2005	REDWOOD TRUST, INC.

	By:	/s/ Harold F. Zagunis

Harold F. Zagunis Vice President, Chief Financial Officer, Controller, Treasurer, and Secretary